UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
April 12, 2005 (April 7, 2005)

DOUBLECLICK INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-23709	13-3870996

(Commission File Number)	(I.R.S. Employer Identification No.)

111 Eighth Avenue, 10th Floor
New York, New York 10011

(Address of Principal Executive Offices) (Zip Code)

(212) 683 – 0001

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SIGNATURE

Item 1.01 Entry into a Material Definitive Agreement.

     On April 7, 2005, DoubleClick Inc. (“DoubleClick” or the “Registrant”) and America Online, Inc. (“AOL”) entered into a services agreement (the “Services Agreement”). Pursuant to the terms of the Services Agreement, DoubleClick will provide a DoubleClick-hosted service to AOL that will enable AOL to manage, serve, and report on online advertisements through DoubleClick’s “DART for Publishers” platform (the “DFP Service”). Over the course of three phases, DoubleClick will also perform customization work to incorporate new features and functionality to the DFP Service required by AOL. AOL will pay monthly service fees for the DFP Service based on the monthly volume of advertisement impressions AOL serves using the customized DFP Service, and will pay for customization work that DoubleClick successfully completes. DoubleClick will be using equipment and additional software purchased by AOL and procuring additional space at co-location facilities that will be exclusively dedicated to supporting DoubleClick’s provision of the DFP Service.

     The Services Agreement provides for an initial term that expires on the third anniversary of the date AOL begins serving advertisements though the customized DFP Service and, upon the expiration of the initial term, five subsequent one-year renewal terms at the election of AOL. AOL may terminate the Services Agreement upon the occurrence of certain specified events, including but not limited to certain service level failures, certain types of change in control of DoubleClick, financial distress of DoubleClick as defined by the Services Agreement, and an announcement by DoubleClick of its intention to cease or ceasing to provide services similar to the DFP Service. Upon the expiration or termination of the Agreement, AOL will receive certain termination assistance services from DoubleClick.

     DoubleClick and AOL also have other existing business relationships in the ordinary course of business, through which AOL uses DoubleClick’s data management, email deployment and advertising campaign management products, as well as DoubleClick’s keyword bid management product through DoubleClick’s search marketing division, Performics.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOUBLECLICK INC.

By:	/s/ Hillary Smith

Name:	Hillary Smith
Title:	Senior Vice President and General Counsel

Dated: April 12, 2005